UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Callidus Software Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CALLIDUS SOFTWARE INC.
160 West Santa Clara Street, Suite 1500
San Jose, CA 95113
To our stockholders:
      You are cordially invited to attend the 2005 annual meeting of stockholders of Callidus Software Inc. to be held on Tuesday, June 7, 2005, at 10:00 a.m. Pacific Time at our headquarters located at 160 West Santa Clara Street, Suite 1300, San Jose, California 95113. Details regarding the business to be conducted at the annual meeting are described in the following notice of annual meeting and proxy statement. Also enclosed in this mailing are three other documents: our annual report, which contains information about our business and includes our fiscal 2004 audited financial statements; a proxy card for you to record your vote; and a return envelope for your proxy card.
      Your vote is important. Whether or not you plan to attend the annual meeting, please complete and return the enclosed proxy card as soon as possible. Voting by written proxy will ensure your representation at the annual meeting. Please review the instructions on the proxy card regarding voting by written proxy, as well as the question and answer section in the first part of the proxy statement.

Sincerely,

San Jose, California
April 28, 2005
YOUR VOTE IS IMPORTANT
IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE
REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD
AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

CALLIDUS SOFTWARE INC.
160 West Santa Clara Street, Suite 1500
San Jose, CA 95113
(408) 808-6400

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	10:00 a.m., Pacific Time, on June 7, 2005

PLACE:	Callidus Software Inc. 160 West Santa Clara Street, Suite 1300 San Jose, CA 95113

ITEMS OF BUSINESS:	(1) To elect our Class II directors;

(2) To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005; and

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

WHO CAN VOTE:	You are entitled to vote if you were a stockholder of record at the close of business on the record date, April 18, 2005.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the enclosed proxy card.

2004 ANNUAL REPORT:	A copy of our annual report is enclosed.

DATE OF MAILING:	This notice, the attached proxy statement, the accompanying proxy card and our annual report are first being mailed to stockholders on or about May 2, 2005.

By Order of the Board of Directors

Ronald J. Fior,
Secretary
San Jose, California
April 28, 2005

CALLIDUS SOFTWARE INC.
2005 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

i

PROXY STATEMENT
2005 ANNUAL MEETING OF STOCKHOLDERS
CALLIDUS SOFTWARE INC.
(Solicited on behalf of the Board of Directors)
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,
THE PROXY MATERIALS AND VOTING YOUR SHARES
WHAT IS A PROXY?
      A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Ronald J. Fior and Brian E. Cabrera have been designated as proxies for our 2005 annual meeting of stockholders.
WHO CAN VOTE AT THE MEETING?
      The record date for our 2005 annual meeting of stockholders is April 18, 2005. The record date was established by our Board of Directors. Stockholders of record at the close of business on the record date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.
      On the record date, 26,577,699 shares of our common stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held on the record date.
WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “STOCKHOLDER OF RECORD” AND HOLDING SHARES AS “BENEFICIAL OWNER” (OR IN “STREET NAME”)?
      Most stockholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”
      Stockholder of Record: If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares and we are sending the proxy materials directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.
      Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee (who is considered the stockholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee on how to vote if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you request, complete, and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the meeting.
WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?
      By Written Proxy: Stockholders of record can vote by marking, signing and timely returning the enclosed proxy card. Street name or beneficial holders must follow the directions provided by their broker, bank, or other nominee in order to direct such broker, bank or nominee how to vote.

      By Telephone and Internet Proxy: Street name or beneficial holders may vote by telephone or the Internet if their banks, brokers or nominees make those methods available, by following the instructions provided to them with the proxy materials.
      In Person: All stockholders may vote in person at the meeting. Street name or beneficial holders must obtain a legal proxy from their broker, bank or nominee prior to the meeting in order to vote in person.
HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?
      A majority of our outstanding shares as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum. Shares are counted as present at the annual meeting if you:

•	are present and vote in person at the annual meeting; or

•	have properly submitted a proxy card.
HOW ARE ABSTENTIONS COUNTED?
      Abstentions are counted as present for the purpose of determining the presence of a quorum.
WHAT ARE THE CHOICES WHEN VOTING FOR DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?
      In the vote on the election of our director nominees, stockholders may:

•	vote in favor of all nominees;

•	vote to withhold votes as to all nominees; or

•	withhold votes as to specific nominees.
      Assuming a quorum is present, directors will be elected by a plurality of the votes cast.
THE BOARD RECOMMENDS A VOTE FOR BOTH OF THE DIRECTOR NOMINEES.
WHAT ARE THE CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF AUDITORS, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?
      In the vote on the ratification of the selection of KPMG LLP as our independent auditors, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.
      Assuming a quorum is present, the selection of KPMG LLP as our independent auditors will be ratified if the affirmative vote of a majority of the shares represented and voting at the meeting is obtained. In the event that the stockholders do not ratify the selection of KPMG LLP, the appointment of the independent auditors will be reconsidered by the Audit Committee of the Board of Directors.
THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL
WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?
      Stockholders should specify their choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies that are signed and returned will be voted FOR the election of both director nominees and FOR the proposal to ratify the selection of KPMG LLP as our independent auditors.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?
      It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares by completing and returning each proxy card you receive.
WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?
      Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under NASDAQ rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.
      We believe that the uncontested election of directors and the ratification of the selection of KPMG LLP as our independent auditors are considered routine matters for which brokerage firms may vote unvoted shares that are held in the name of brokerage firms.
HOW DO I CHANGE OR REVOKE MY PROXY?
      You may change or revoke your proxy at any time before it is voted. Proxies for shares held of record may be changed or revoked by (i) filing with our Corporate Secretary a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to our Corporate Secretary or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any notice of revocation or subsequent proxy must be delivered prior to taking the vote at the meeting. Any written notice of revocation or subsequent proxy for shares held of record should be delivered to: Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, California 95113, Attention: Corporate Secretary.
HOW DO I PROPOSE ACTIONS FOR CONSIDERATION OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS AT NEXT YEAR’S ANNUAL MEETING OF STOCKHOLDERS?
      You may submit proposals for consideration at a future annual meeting of stockholders, including director nominations. The manner in which a stockholder may present a proposal or nominate a candidate for the Board of Directors is set forth in our bylaws. You may contact our Corporate Secretary at our corporate headquarters for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. When submitting a nomination of a candidate for the Board of Directors to the Corporate Secretary, the stockholder should submit all information relating to such potential nominee that is required to be disclosed in solicitations of proxies for the election of directors under Regulation 14A of the Exchange Act, including biographical and other information about the candidate, a statement of the candidate’s qualifications and any other data supporting the nomination.
      Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals to our Corporate Secretary in a timely manner. In order to be included in our proxy materials for our 2006 annual meeting of stockholders, stockholders’ proposals must be received by us no later than

December 29, 2005 and have complied with the requirements of Rule 14a-8 of the Exchange Act, as amended.
      Stockholders intending to present a proposal at our 2006 annual meeting, but not intending to have such proposal included in our proxy statement, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal to our Corporate Secretary at our principal executive offices not later than the close of business on the ninetieth calendar day, nor earlier than the close of business on the one hundred and twentieth calendar day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such proposals for the 2006 annual meeting on or after February 7, 2006 and on or before March 9, 2006. Notices received outside of this period will be considered untimely.
WHO BEARS THE COST OF THIS SOLICITATION?
      We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition, we may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.
WHAT IF ONLY ONE COPY OF THESE PROXY MATERIALS WAS DELIVERED TO MULTIPLE STOCKHOLDERS WHO SHARE A SINGLE ADDRESS?
      In some cases, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the accompanying 2004 annual report to a stockholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written request to our Corporate Secretary at Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, CA 95113 or an oral request by telephone to Investor Relations at (408) 808-6577. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of either the proxy statement or the 2004 annual report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.
PROPOSALS FOR ACTION AT THE ANNUAL MEETING
Proposal One:
Election of Directors
      Our bylaws provide that the Board of Directors may consist of five to nine directors, the exact number of which is determined by the Board of Directors. The Board of Directors is currently comprised of seven directors. Our certificate of incorporation provides that the Board of Directors shall be divided into three classes, each consisting of as nearly one third of the total directors as possible. Each class of directors serves a three-year term expiring at the annual meeting of stockholders in the year listed in the table below:

Class I (2007) (1)	Class II (2005)	Class III (2006)

David B. Pratt	R. David Spreng	Michael A. Braun
George B. James	Terry L. Opdendyk	John R. Eickhoff
William B. Binch

(1)	Excludes Robert H. Youngjohns, our President and Chief Executive Officer-elect, who will be joining Callidus and our Board of Directors effective May 31, 2005. See “Information Concerning Future Director Appointee” on page 6 of this proxy statement.

      Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated William B. Binch and Terry L. Opdendyk for election as Class II directors, each to serve three-year terms to expire at the annual meeting of stockholders in 2008 or until their successors are duly elected and qualified. Messrs. Binch and Opdendyk are currently serving as Class II directors and have consented to serve for a new term.
      Mr. Spreng, who is currently also serving as a Class II director, is not standing for re-election due to his other personal and professional commitments.
      Directors in Class III and Class I are not being re-elected this year and will continue in office for the remainder of their terms, as described above, unless such directors resign or their service as directors otherwise ceases in accordance with our certificate of incorporation or bylaws.
Vote Required
      The two Class II directors being voted on this year are elected by a plurality of the votes actually cast. This means that the director nominee with the most affirmative votes for a particular seat is elected for that seat. Only the number of votes “for” and “against” affect the outcome of the election of directors. Withheld votes and abstentions have no effect on the outcome of the vote. It is the intention of the persons named as proxies herein to vote in favor of the candidates nominated by the Board of Directors unless such authority is withheld. If any nominee should not be available for election, the proxies will be voted in the best judgment of the persons authorized as proxies.
THE BOARD RECOMMENDS A VOTE FOR BOTH OF THE DIRECTOR NOMINEES.
Information Concerning Director Nominees
      Terry L. Opdendyk, age 56, has served as a director of Callidus since September 2002 and previously served as a director of Callidus from February to November 1997. Mr. Opdendyk currently serves as chairman of ONSET Venture Services Corporation and is a general partner or managing director of a number of entities that are general partners of various venture capital funds known collectively as ONSET Ventures. Mr. Opdendyk has been with ONSET Ventures since he founded it in 1984. Mr. Opdendyk also serves as a Director of Arcot Systems, an e-business security technology company, Nextance, an enterprise software company, Automated Power Exchange, an energy market services company, and Visus Technology, a software company. Prior to 1984, Mr. Opdendyk served as president of VisiCorp, as an executive with Intel Corporation and as a technical manager with Hewlett Packard Corporation. Mr. Opdendyk holds a B.S. in Computer Science from Michigan State University and an M.S. in Computer Science from Stanford University.
      William B. Binch, age 65, has served as a director of Callidus since April 2005. Mr. Binch also currently serves as the Executive Chairman of the Board of SeeCommerce, a supply chain software company, and as a director of three other technology companies: SPSS Inc., a predictive analytics technology company; MedeFinance Inc., an application service provider of financial and analytical resources to the healthcare industry; and Saama Technologies, Inc., a consulting and system integration firm specializing in business intelligence and analytics. In addition to being a director of SeeCommerce, Mr. Binch also served as SeeCommerce’s Chief Executive Officer and President in 2003. Prior to joining SeeCommerce, Mr. Binch served as Senior Vice President of Worldwide Operations for Hyperion Solutions Corporation, an enterprise software and services company, and as a senior executive at Business Objects S.A. and Prism, Inc., both of which are business intelligence and data warehousing companies. Mr. Binch also previously served for five years at the Oracle Corporation, ultimately as Vice President of Strategic Accounts. Mr. Binch holds a B.S., IE degree from the University of Maryland.
Information Concerning Directors Continuing in Office
      Michael A. Braun, age 55, has served as a director of Callidus since February 2000 and as our Chairman of the Board since June 2004. Mr. Braun has served as the Chief Executive Officer and Managing Member of the Interim CEO Network, an executive recruiting company, since November 2000. Mr. Braun retired from IBM Corporation, an information technology company, in July 2000. From October 1999 to July 2000, Mr. Braun served as General Manager of the Global Small Business Unit at IBM, prior to which time he served as the General Manager of the Consumer Division from August 1998 to October 1999. Mr. Braun was President, Chief Executive Officer and a Director of Blaze Software, a rules-based application software company, from June 1996 to July 1998, and Chairman of the Board of Directors of Blaze Software from July 1998 until December 1999. From 1993 to 1996, he was President and Chief Executive Officer of Kaleida Labs, a multimedia software joint venture between IBM and Apple Computer. Prior to this, Mr. Braun held numerous executive positions at IBM. Mr. Braun received a B.A. in Psychology from the University of Rochester and an M.B.A. from the Simon School at the University of Rochester.
      John R. (Jack) Eickhoff, age 64, has served as a director of Callidus since November 2003. From 1995 until February 2005, Mr. Eickhoff served as Executive Vice President and Chief Financial Officer of Ceridian Corporation, an information services company specializing in the human resources solutions, retail and transportation markets. Mr. Eickhoff has also served in various other senior management positions and financial planning assignments at Ceridian (formerly Control Data Corporation) since 1963. Mr. Eickhoff is currently a member of Financial Executives International. Mr. Eickhoff previously served on the boards of directors of Universal Pensions, Fourth Shift Corporation, Norstan, Inc. and Acordia of Minnesota. Mr. Eickhoff holds a B.A. degree in Business Administration and Accounting from St. Cloud State University.
      George B. James, age 67, has served as a director of Callidus since May 1999. Mr. James also currently serves as director of The Sharper Image, a consumer products company, and Pacific States Industries, a private lumber distribution company. From 1985 to 1998, Mr. James served as Senior Vice President and Chief Financial Officer of Levi Strauss & Company, an apparel manufacturer. Prior to joining Levi Strauss & Company, Mr. James was Executive Vice President and Chief Financial Officer, and later Group President, with Crown Zellerbach Corporation, a paper mill company, from 1982 to 1985. His previous experience also includes ten years with Arcata Corporation, a forest product and printing company, as Senior Vice President and Chief Financial Officer, and three years with PepsiCo Leasing Corporation, an equipment leasing company, as Vice President of Finance. Mr. James holds a B.A. in Economics from Harvard College and an M.B.A. from the Stanford Graduate School of Business.
      David B. Pratt, age 65, has served as a director of Callidus since June 2004 and also currently serves as our Interim President and Chief Executive Officer. Prior to joining Callidus, Mr. Pratt served as Interim President and Chief Executive Officer of AvantGo, Inc., a mobile internet service company, from October 2002 to February 2003. From April 2002 until October 2002, he volunteered as Interim President and Chief Executive Officer of the YMCA of the Mid-Peninsula, where he remains a member of the board of directors. From January 2000 to March 2001, Mr. Pratt served as President and Chief Executive Officer of gForce Systems, an enterprise software company focusing on e-learning. Prior to joining gForce, Mr. Pratt was Executive Vice President and Chief Operating Officer of Adobe Systems, Inc., a software company, from May 1988 to January 1998. From October 1987 to April 1988, Mr. Pratt was Executive Vice President and Chief Operating Officer of Logitech, Inc., a manufacturer of computer input devices. Prior to Logitech, Mr. Pratt served as Senior Vice President and Chief Operating Officer of Quantum Corporation from February 1986 to March 1987. Mr. Pratt currently serves on the boards of directors of The SETI Institute and Plumtree Software, and has in the past also served on the boards of directors of several other corporations. Mr. Pratt holds an M.B.A. from the University of Chicago and a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology.
Information Concerning Future Director Appointee
      We have agreed to hire Mr. Robert H. Youngjohns as our President and Chief Executive Officer effective May 31, 2005 and to appoint Mr. Youngjohns to our Board of Directors as a Class I director effective as of the same date. Mr. Youngjohns’ biographical information is set forth below.

      Robert H. Youngjohns, age 53, has agreed to serve as a director of Callidus and as our President and Chief Executive Officer beginning on May 31, 2005. Mr. Youngjohns currently serves on the board of directors of NetForensics, a security information management company. Mr. Youngjohns also currently serves as Executive Vice President of Strategic Development and Sun Financing for Sun Microsystems, Inc., a computer networking company. From 1995 to 2004, Mr. Youngjohns held several other executive positions at Sun Microsystems, Inc., including Executive Vice President of Global Sales Operations from 2002 to 2004 and Vice President of Europe, the Middle East and Africa, or “EMEA,” from 1998 to 2002. Prior to joining Sun Microsystems, Inc., Mr. Youngjohns spent 18 years at IBM Corporation, an information technology company, during which he rose to the position of Director of IBM Corporation’s EMEA RS/6000 business. Mr. Youngjohns holds an M.A. in physics and philosophy from Oxford University.
Proposal Two:
Ratification of Appointment of Independent Auditors
      Our Audit Committee has appointed KPMG LLP, independent public accountants, to audit our financial statements for the fiscal year ending December 31, 2005. We are submitting this selection to our stockholders for ratification. Although we are not required to seek stockholder approval for this appointment, we believe it is sound corporate practice to do so. Representatives from KPMG LLP will be in attendance at the annual meeting to respond to any appropriate questions and will have the opportunity to make a statement if they so desire. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the appointment.
Vote Required
      If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to approve the ratification of the appointment of KPMG LLP as our independent auditors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL
Auditor Information
      The fees billed or expected to be billed to us by KPMG LLP with respect to our 2003 and 2004 fiscal years are as follows:
      Audit Fees: The aggregate fees billed for services rendered by KPMG for the audit of our financial statements for the 2004 fiscal year and the reviews of periodic interim financial statements for the 2004 fiscal year were approximately $434,000, compared to approximately $225,000 for the 2003 fiscal year.
      Audit-Related Fees: The aggregate fees billed for services rendered by KPMG for assurance and related services that were reasonably related to the performance of the audit or the review of our financial statements for the 2004 fiscal year were $0, compared to approximately $1.2 million for the 2003 fiscal year. All audit-related services rendered in fiscal 2003 were related to our initial public offering.
      Tax Fees: The aggregate fees billed for services rendered by KPMG for tax compliance, tax advice and tax planning were approximately $89,000 for the fiscal year 2004, compared to approximately $137,000 for the 2003 fiscal year.
      All fees billed in each of the last two fiscal years for products and services provided by KPMG are described above and all audit-related services and tax services were pre-approved by the Audit Committee.
INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
      Our Board of Directors, which is elected by our stockholders, is responsible for directing and overseeing the business and affairs of the company. In carrying out its responsibilities, the Board of Directors selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies.
      Our Board of Directors and management have been and remain committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders. To that end, during the past year, our Board of Directors and management have periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the listing standards of the NASDAQ National Market. In doing so, our Board also reviewed current best practices of similarly situated public companies.
      We have in place a variety of policies and practices to promote good corporate governance. Consistent with our corporate governance guidelines and the rules of the NASDAQ National Market, our Board of Directors has determined that a majority of the members of our Board of Directors is “independent” and that all members of the Audit and Qualified Legal Compliance, Compensation, and Nominating and Corporate Governance Committees also satisfy such independence criteria. Compensation of our Chief Executive Officer is approved by our Compensation Committee. We also have:

•	periodically reviewed and made any necessary updates to the charters for our Audit, Compensation and Nominating and Corporate Governance Committees;

•	established disclosure control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC;

•	established a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters; and

•	established a code of business conduct and ethics applicable to our officers, directors and employees.
      In addition, we have adopted a set of corporate governance guidelines, as referred to above. The Nominating and Corporate Governance Committee of our Board of Directors is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Among the matters addressed by the corporate governance guidelines are:

•	Director Independence — Independent directors shall constitute at least a majority of our Board of Directors.

•	Monitoring Board Effectiveness — The corporate governance guidelines require that the Board of Directors, led by the Nominating and Corporate Governance Committee, conduct an annual self-evaluation of the functioning of the Board of Directors and the Board committees.

•	Chairman of the Board — Our Chairman of the Board, who is selected from among our independent directors, presides over all meetings of the Board of Directors and serves as a liaison between our Chief Executive Officer and our independent directors.

•	Executive Sessions of Independent Directors — The non-employee directors regularly meet without management present, and such sessions are led by Mr. Braun, our Chairman of the Board.

•	Board Access to Independent Advisors — Our Board of Directors as a whole, and each of its committees separately, have authority to retain such independent consultants, counselors or advisors to the Board or its committees as each shall deem necessary or appropriate.

•	Board Committees — All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are required to be independent in accordance with applicable NASDAQ criteria.
Copies of our corporate governance guidelines, code of business conduct and ethics and committee charters can be found on our website at http://www.callidussoftware.com/ callidus/ investor-relations/ governance/ index.html.

Meetings of the Board of Directors
      Our Board of Directors held 11 regular meetings and authorized three actions by unanimous written consent in 2004. Each director attended at least 75% of the meetings of the Board of Directors in 2004. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are also expected to make every effort to attend our annual meeting of stockholders, all meetings of the Board of Directors and all meetings of the committees on which they serve.
Code of Business Conduct and Ethics
      Callidus has adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our chief executive officer, principal financial officer and principal accounting officer. During 2004, no waivers were granted from any provision of the code of business conduct and ethics.
      A copy of our code of business conduct and ethics is available on our Internet website at http://www.callidussoftware.com/ callidus/ investor-relations/ governance/ index.html and may also be obtained without charge from us by contacting our Corporate Secretary at Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, CA 95113. We intend to post any amendments to or waivers from our code of business conduct and ethics (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) on the website referred to above.
Independence of Directors
      The Board of Directors has determined that each of Michael A. Braun, John R. Eickhoff, George B. James, Terry L. Opdendyk, R. David Spreng and William B. Binch is “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.
Stockholder Communications with the Board of Directors
      Stockholders and other parties interested in communicating directly with the Board of Directors as a group may do so by writing to Board of Directors, c/o Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, CA 95113 or by submitting an e-mail to board@callidussoftware.com. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. Communications that are intended specifically for non-employee directors should be sent to the e-mail address above to the attention of the Chairman of the Nominating and Corporate Governance Committee.
Committees of the Board of Directors
      The Board of Directors uses committees to work on certain issues in more detail than would be reasonable at a meeting of the full Board of Directors. Each committee reviews the progress and results of its meetings with the full Board of Directors and makes recommendations to the Board of Directors as and when appropriate. The Board of Directors presently has three standing committees: an Audit Committee (which also serves as our Qualified Legal Compliance Committee), a Compensation Committee and a Nominating and Corporate Governance Committee. Each director that served on a committee attended at least 75% of all meetings of each such committee upon which he served in 2004. Each of the three standing committees of the Board of Directors described below operates pursuant to a written committee charter that is available to stockholders on our Internet website at http://www.callidussoftware.com/ callidus/ investor-relations/ governance/ index.html.

Audit Committee and Qualified Legal Compliance Committee
George B. James (Chair)
R. David Spreng
John R. Eickhoff
      The Audit Committee met 10 times and took no actions by unanimous written consent in 2004. Messrs. James, Spreng and Eickhoff were members of our Audit Committee at the end of 2004. Mr. James serves as Chairman of the Audit Committee. Mr. Spreng, a non-management member of our Board of Directors, replaced Mr. Braun on the Audit Committee in July 2004. Each of Messrs. James, Braun, Eickhoff and Spreng is “independent” as defined under Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and meets the independence requirements of Rule 10A-3(b)(i) of the Exchange Act, as well as the requirements of Marketplace Rule 4350(d)(2) of the National Association of Securities Dealers’ listing standards. The Board of Directors has determined that Messrs James, Eickhoff and Braun qualify as “financial experts” as defined by the rules of the Securities and Exchange Commission. Pursuant to its charter, a copy of which is included as Appendix A to this Proxy Statement, the Audit Committee is responsible for the oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors, the performance of our internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to:

•	have the sole authority to appoint, retain, compensate, oversee and terminate the independent auditors;

•	review and approve the scope of the annual internal and external audit;

•	review and pre-approve the engagement of our independent auditors to perform audit and non-audit services and the related fees;

•	review the integrity of our financial reporting process;

•	review our financial statements and disclosures and filings with the Securities and Exchange Commission;

•	review funding and investment policies;

•	review disclosures from our independent auditors regarding Independence Standards Board Standard No. 1; and

•	review and assess annually our Audit Committee’s performance and the adequacy of its charter.
      The members of our Audit Committee also act as our Qualified Legal Compliance Committee, or “QLCC”, which is responsible for reviewing any reports made to our QLCC by attorneys representing us or our subsidiaries of a material violation or breach arising under United States federal or state laws. As no such violations or breaches were reported to us in the last fiscal year, the QLCC did not meet in 2004. The QLCC has the authority and responsibility to adopt written procedures for the confidential receipt, retention and consideration of any report of violations and determine whether an investigation is necessary. The QLCC also has authority to initiate investigations and recommend that we implement appropriate measures in response to such reported violations. The Audit Committee acting as the QLCC reports to the Board of Directors periodically, at least once a year, on any reports received and investigations conducted. The QLCC acts only by majority vote.
      A copy of the Audit Committee and QLCC charter, which was last amended and restated in March 2005, can also be accessed electronically from our website at http://www.callidussoftware.com/ callidus/ investor-relations/ governance/ index.html, and a report of the Audit Committee for fiscal year 2004 is included in this proxy statement.

Compensation Committee
Michael A. Braun (Chair)
R. David Spreng
      The Compensation Committee met 11 times and took four actions by written consent in 2004. A copy of the Compensation Committee charter can be accessed electronically at http://www.callidussoftware.com/callidus/investor-relations/governance/index.html, and a report of the Compensation Committee for fiscal year 2004 is included in this proxy statement. The Board of Directors has determined that each of the members of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, an “outside director” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986 and “independent” as defined under Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Compensation Committee is responsible for, among other things:

•	overseeing our compensation and benefits policies generally;

•	evaluating the performance of our executives and reviewing our management succession plans;

•	overseeing and setting executive compensation;

•	producing an annual report on executive compensation for inclusion in our annual proxy statement;

•	approving and reviewing any employment, severance and change of control agreements with our senior executives, as well as any other compensation arrangements; and

•	reviewing and assessing annually our Compensation Committee’s performance and the adequacy of its charter.
Nominating and Corporate Governance Committee
Terry L. Opdendyk (Chair)
George B. James
      The Nominating and Corporate Governance Committee was established in 2003 and met eight times and took one action by written consent in 2004. The Board of Directors adopted a revised Nominating and Corporate Governance Committee charter in March 2005, which can be accessed electronically at http://www.callidussoftware.com/ callidus/ investor-relations/ governance/ index.html. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” as defined under Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for, among other things:

•	making recommendations to our Board of Directors regarding nominees to the Board of Directors proposed for election by our stockholders as well as individuals to be considered to fill any vacancies that may occur on the Board of Directors;

•	evaluating and recommending to our Board of Directors any revisions to our corporate governance guidelines;

•	establishing criteria for membership on the Board of Directors and its committees, including criteria as to director independence;

•	overseeing the process for evaluating the performance of our Board of Directors and its committees;

•	evaluating the current composition, organization and governance of our Board of Directors and its committees, determining future requirements and making recommendations to our Board of Directors for approval;

•	reviewing and recommending director compensation; and

•	reviewing and evaluating annually the Nominating and Corporate Governance Committee’s performance, including compliance with its charter.
Consideration of Director Nominees
      Stockholder Nominees. The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capabilities on the Board and to achieve compliance with the membership criteria set forth below under “Director Qualifications.” If a stockholder (either directly or as part of a group) has continuously held at least 5% of our voting securities for at least one year prior to recommending a director candidate and is not a competitor, the Nominating and Corporate Governance Committee will consider such candidate in accordance with its criteria. Such stockholder or group of stockholders should submit such a recommendation by e-mail to board@callidussoftware.com, to the attention of the chairman of the Nominating and Corporate Governance Committee. Such recommendations should be accompanied by a statement (i) demonstrating that such stockholder (or group of stockholders) has continuously held at least 5% of our voting securities for at least one year and is not a competitor, (ii) describing the recommended director candidate and why such candidate is qualified to serve as a director, (iii) providing contact information and a resume for such candidate and (iv) stating whether the candidate has expressed an interest in serving as a director. The Nominating and Corporate Governance Committee will consider such candidacy and will advise the recommending stockholder or group of stockholders as to its final decision.
      In addition, the bylaws of Callidus permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with our bylaws, see “Questions and Answers about the Annual Meeting, the Proxy Materials and Voting Your Shares — How Do I Propose Actions for Consideration or Nominate Individuals to Serve as Directors at Next Year’s Annual Meeting of Stockholders?”
      Director Qualifications. Our corporate governance guidelines contain Board membership criteria that apply to nominees recommended by our Nominating and Corporate Governance Committee for a position on our Board. The qualifications to be considered by the Nominating and Corporate Governance Committee include judgment, diversity, age, skills, background and experience in light of the Board’s present composition and the current challenges and needs of the Board and its committees. The Nominating and Corporate Governance Committee also takes into account the independence, financial literacy and financial expertise standards required under our corporate governance guidelines, the Board committees’ charters and applicable laws and regulations and the ability of the candidate, in light of the candidate’s present activities and our corporate governance guidelines, to devote the necessary time and attention to serving as a director and a committee member. Each director must represent the interests of all stockholders.
      Identifying and Evaluating Nominees for Directors. The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates to fill each vacancy. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms engaged by us, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers certain properly submitted stockholder nominations for candidates for the Board. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee. In evaluating director nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Chairman of the Board
      Our Board of Directors has elected Michael A. Braun to act as our Chairman of the Board. Mr. Braun is an independent director within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The duties of the Chairman of the Board include: (i) presiding at all meetings of the Board, (ii) approving information sent to the Board, (iii) approving the meeting agenda for the Board and (iv) approving meeting schedules to assure that there is sufficient time for discussion of all items. Further, the Chairman of the Board has authority to call meetings of the Board and/or the independent directors.
Executive Sessions
      Executive sessions of non-employee directors are held regularly. The sessions are scheduled and lead by our Chairman of the Board. Any non-employee director can request that an additional executive session be scheduled.
INFORMATION REGARDING COMPENSATION OF DIRECTORS
AND EXECUTIVE OFFICERS
Director Compensation
      Each of our directors who is not an officer or employee of Callidus is paid a quarterly retainer of $5,000, a fee of $1,000 plus expenses for each meeting of the Board of Directors attended and a fee of $750 plus expenses for each committee meeting attended. In addition, upon first becoming a director, each non-employee director receives an option to purchase 30,000 shares of our common stock that vests over four years (25% after one year and monthly thereafter) and, thereafter, an annual grant of an immediately vested and exercisable option to purchase 10,000 shares immediately following our annual stockholders’ meeting each year. The chair of the Audit Committee also receives an annual grant of an immediately vested option to purchase 10,000 shares of our common stock, and the chairs of the Compensation Committee and Nominating and Corporate Governance Committee also each receive an annual option to purchase 5,000 shares of our common stock. In August 2004, our Board of Directors changed the director compensation policy to provide that, following the annual stockholders’ meeting each year, the Chairman of the Board (so long as such position continues to be held by an outside director) will receive an annual grant of a fully vested and exercisable option to purchase 20,000 additional shares of our common stock. All annual option grants under the director compensation policy are pro-rated if the director has served in the relevant capacity for only part of the previous year.
      As described below in “Employment Contracts, Change of Control Arrangements and Severance Agreements,” upon a change of control of Callidus, any and all options to purchase common stock then held by Messrs. Braun, Eickhoff, James, Opdendyk, Pratt and Spreng and 50% of the options to purchase common stock then held by Mr. Binch will immediately become vested and exercisable.
Compensation Committee Interlocks and Insider Participation
      None of our executive officers or members of our Board of Directors serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Executive Compensation
      The following table sets forth all compensation awarded, earned or paid to our former Chief Executive Officer, our current Interim Chief Executive Officer and the next four most highly compensated executive officers for the last fiscal year for services rendered to us in all capacities during each of the last three fiscal years. We refer to these individuals collectively as the “named executive officers.”
Summary Compensation Table

					Long-Term
					Compensation

	Annual Compensation				Securities
					Underlying	All Other
Name and Principal Position	Period		Salary ($)	Bonus ($)	Options (#)	Compensation ($)

David B. Pratt	2004	(1)	249,230	0	270,000	0
Interim President, Chief Executive Officer
Reed D. Taussig	2004	(2)	125,000	150,000	0	125,962
Former President, Chief Executive	2003		250,000	125,000	300,000	0
Officer, Chairman of the Board	2002		222,188	25,000	300,000	0
Christopher W. Cabrera	2004		237,500	27,195	100,000	0
Senior Vice President, Operations	2003		200,000	224,140	60,000	0
	2002		197,500	98,855	75,000	0
Ronald J. Fior	2004		215,000	30,000	80,000	0
Vice President, Finance; Chief	2003		200,000	102,500	60,000	0
Financial Officer	2002	(3)	58,333	10,000	210,000	0
Richard D. Furino	2004		200,000	61,997	160,000	0
Vice President, Client Services	2003	(4)	24,839	10,000	60,000	0
Robert W. Warfield	2004		215,000	30,000	50,000	0
Senior Vice President, Research and	2003		200,000	102,500	192,000	0
Development; Chief Technology Officer	2002		200,000	27,500	45,000	0

(1)	Mr. Pratt began serving as our Interim President and Chief Executive Officer in June 2004. The 2004 salary figures shown in the table above therefore reflect only the portion of 2004 during which Mr. Pratt was employed by us. These figures exclude the fees Mr. Pratt received as a non-employee director for the first part of 2004, which are described under “Director Compensation.”

(2)	Mr. Taussig left his position as our President, Chief Executive Officer and Chairman of the Board on June 23, 2004. The 2004 salary and bonus figures shown in the table above therefore reflect only the portion of 2004 during which Mr. Taussig was employed by us. The amount set forth under “All Other Compensation” reflects amounts paid under his separation agreement described below.

(3)	Mr. Fior joined Callidus and began serving as our Vice President, Finance and Chief Financial Officer on September 16, 2002. The 2002 salary and bonus figures shown in the table above therefore reflect only the portion of 2002 during which Mr. Fior was employed by us.

(4)	Mr. Furino joined Callidus and began serving as our Vice President, Client Services on November 17, 2003. The 2003 salary and bonus figures shown in the table above therefore reflect only the portion of 2003 during which Mr. Furino was employed by us.

Stock Option Grants in 2004
      The following table sets forth information concerning grants of stock options made to our named executive officers during 2004. We did not grant stock appreciation rights to any of our named executive officers during 2004.
      The table sets forth the hypothetical gains or option spreads that would exist for the options at the end of their respective terms based on assumed annualized rates of compound stock price appreciation from the date of grant of 5% and 10% based on the market price at the date of grant. The disclosure of 5% and 10% assumed rates is required by the rules of the Securities and Exchange Commission and does not represent our estimate or projection of future common stock prices or stock price growth.

	Individual Grant
					Potential Realizable
	Number of	Percent of			Value of Assumed
	Securities	Total			Annual Rates of Stock
	Underlying	Options	Exercise		Price Appreciation for
	Options	Granted to	or Base		Option Term
	Granted	Employees	Price	Expiration
Name (1)	(#)	in 2004(2)	($/Sh)	Date	5% ($)	10% ($)

David B. Pratt(3)	30,000	1.99%	7.22	6/01/2014	136,219	345,205
David B. Pratt(4)	120,000	7.96%	3.65	7/30/2014	275,456	698,059
David B. Pratt(4)	120,000	7.96%	4.54	11/30/2014	342,622	868,271
Christopher W. Cabrera(5)	50,000	3.32%	3.92	9/01/2014	123,263	312,374
Christopher W. Cabrera(3)	50,000	3.32%	15.35	2/03/2014	482,677	1,223,197
Ronald J. Fior(5)	80,000	5.31%	3.92	9/01/2014	197,221	499,798
Richard D. Furino(6)	60,000	3.98%	16.59	2/18/2014	626,002	1,586,411
Richard D. Furino(5)	100,000	6.64%	3.92	9/01/2014	246,527	624,747
Robert W. Warfield(5)	50,000	3.32%	3.92	9/01/2014	123,263	312,374

(1)	In the event of a change of control of Callidus, all of the officers named in this chart will be entitled to additional vesting as described below in “Employment Contracts, Change of Control Arrangements and Severance Agreements — Change of Control Arrangements.”

(2)	The percentage of total options granted was based on aggregate grants of options to purchase 1,506,863 shares of our common stock made to all of our employees and named executive officers in 2004.

(3)	These options vest as to 25% of the shares subject to the option on the one year anniversary of the date of grant and as to one forty-eighth of the shares subject to the option each month thereafter.

(4)	These options vest at a rate of 20,000 shares per month.

(5)	These options will fully vest three years from the date of grant; however, vesting will accelerate at the end of any period of 22 consecutive trading days in which (i) the average closing price is equal to or exceeds a “target stock price” and (ii) the closing price for at least 15 trading days within the 22-day period is equal to or exceeds a “target stock price.” The rate of the accelerated vesting will increase depending upon which of several escalating “target stock prices” is reached under the foregoing sentence as follows: a $5 target stock price will result in 20% cumulative vesting; an $8 target stock price will result in 40% cumulative vesting; an $11 target stock price will result in 60% cumulative vesting; a $13 target stock price will result in 80% cumulative vesting; and a $16 target stock price will result in 100% cumulative vesting.

(6)	These options vest at a rate of one forty-eighth of the shares subject to the option each month.

Aggregated Option Exercises in 2004 and 2004 Year End Option Values
      The following table sets forth certain information regarding options exercised by our named executive officers during 2004 and stock options held by our named executive officers at December 31, 2004. None of our named executive officers holds any stock appreciation rights.

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares		December 31, 2004 (#)		December 31, 2004(1) ($)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David B. Pratt	—	—	140,000	130,000	295,800	135,000
Reed D. Taussig	440,000	1,603,062	138,468	—	260,441	—
Christopher W. Cabrera	40,000	171,650	173,445	161,565	663,027	378,779
Ronald J. Fior	—	—	214,688	135,312	616,726	704,544
Richard D. Furino	—	—	28,749	191,251	—	197,000
Robert W. Warfield	—	—	295,583	249,417	1,445,620	931,710

(1)	Based on $5.89 per share, which was the closing price of our common stock on December 31, 2004, minus the exercise price, multiplied by the number of shares issuable upon the exercise of the option.
Employment Contracts, Change of Control Arrangements and Severance Agreements

Change of Control Arrangements
      We have change of control agreements with Messrs. Fior, Warfield, Furino, Braun, Eickhoff, James, Opdendyk, Pratt, Spreng and Binch. All of these agreements but Mr. Binch’s provide that in the event of a change of control of Callidus, any and all options to purchase common stock then held by such individuals will immediately become vested and exercisable. Mr. Binch’s agreement provides for the immediate vesting of 50% of his options upon a change of control of Callidus. Under the terms of each of these change of control agreements, a change of control is defined to include: (i) the acquisition by any person of beneficial ownership, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities; (ii) a change in the composition of our Board of Directors within a rolling two-year period, as a result of which fewer than a majority of the directors are deemed to be incumbent directors, as defined in the agreements; (iii) a merger or consolidation involving Callidus resulting in a change in ownership of more than 50% of our voting securities; and (iv) a sale or disposition by us of all or substantially all of our assets. Mr. Taussig and Christopher W. Cabrera had change of control agreements with us that terminated on December 23, 2004 and February 28, 2005, respectively, pursuant to the terms of their separation agreements described elsewhere in this proxy statement.

Employment Agreement with David B. Pratt
      On July 14, 2004, we entered into an employment agreement with Mr. Pratt pursuant to which he agreed to serve as our Interim Chief Executive Officer for a six-month period beginning June 24, 2004 at a monthly salary of $40,000. He also received an option to purchase 120,000 shares of our common stock at an exercise price of $3.65 per share, to vest at a rate of 20,000 shares per month. Under the terms of the employment agreement, we may terminate Mr. Pratt’s employment at any time with or without cause upon 30 days’ prior notice. On November 5, 2004, we extended Mr. Pratt’s employment agreement under the same terms described above for an additional six months beginning on December 25, 2004 and issued him an additional option to purchase 120,000 shares of our common stock at an exercise price of $4.54, which will also vest at a rate of 20,000 shares per month.

Separation Agreement with Reed D. Taussig
      On June 23, 2004, we entered into a separation agreement and release of claims with Reed D. Taussig, our former President, Chief Executive Officer and Chairman of the Board. The separation benefits received by

Mr. Taussig under this agreement included a payment of $275,000 (representing the equivalent of six months of base salary and six months of his target bonus for 2004), an additional six months of vesting on his stock options and Callidus-paid health benefits for twelve months.

Separation Agreement with Christopher W. Cabrera
      On January 24, 2005, we entered into a separation agreement and release of claims with Mr. Christopher W. Cabrera, our Senior Vice President of Operations. The separation benefits received by Mr. Christopher W. Cabrera under this agreement included a payment of $238,333.33 (representing the equivalent of 10 months of base salary and three months of his bonus for 2005), accelerated vesting of all of his options that would have vested by December 31, 2005 and a lump sum payment of $16,782.69 (representing the cost of 10 months of COBRA health insurance payments).

Severance Agreements with Executive Officers
      In November 2001, August 2002 and October 2003, we entered into severance agreements with Messrs. Warfield, Fior and Furino, respectively. Pursuant to these agreements, we agreed to pay each of the officers six months of base salary plus benefits upon his termination for reasons other than cause.
Legal Actions Involving Management
      In July 2004, a purported securities class action complaint was filed in the United States District Court for the Northern District of California against us and certain of our present and former executives and directors. The suit alleges that we and certain of our executives and directors made false or misleading statements or omissions in violation of federal securities laws. The suit seeks damages on behalf of a purported class of individuals who purchased our stock during the period from November 19, 2003 through June 23, 2004. In October 2004, the court appointed a lead plaintiff. In November 2004, the lead plaintiff filed an amended complaint naming Messrs. Fior and Taussig, our former Chairman and Chief Executive Officer, as well as Callidus as defendants and amending the purported class to include individuals who purchased our stock during the period from January 22, 2004 through June 23, 2004. In addition, in each of July and October 2004, derivative complaints were also filed against us and certain of our present and former directors and officers in the California State Superior Court in Santa Clara, California and the United States District Court for the Northern District of California. The derivative complaints allege state law claims relating to the matters alleged in the purported class action complaint referenced above. The federal derivative case has been deemed related to the federal securities case and assigned to the same judge. In February 2005, the parties stipulated to a stay of the state derivative case in favor of the federal derivative case. In February 2005, we filed a motion to dismiss the amended complaint. The court has scheduled a hearing on our motion for May 6, 2005. We believe that the claims in the securities and derivative actions are without merit and intend to continue to vigorously defend against these claims.
      We have entered into, and expect to continue to enter into, agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our employees, directors and executive officers.

Equity Compensation Plan Information
      All of our equity compensation plans, including the 1997 Stock Option Plan, the 2003 Stock Incentive Plan and the 2003 Employee Stock Purchase Plan have been approved by our stockholders.

      The following table summarizes information about common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2004.

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities		Under Equity
	to be Issued upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in
	Warrants and Rights	Warrants and Rights	First Column)

Equity compensation plans approved by stockholders(1)(2)	4,882,456	$3.92	2,919,034
Equity compensation plans not approved by stockholders	—	—	—
Total	4,882,456	$3.92	2,919,034

(1)	The number of shares of common stock available under the 2003 Employee Stock Purchase Plan increases on July 1 of each year by the lesser of (i) 1,200,000 shares, (ii) 2.0% of the outstanding shares of common stock on the last day immediately preceding such date or (iii) an amount determined by the Board.

(2)	The number of shares available under the 2003 Stock Incentive Plan increases on July 1 of each year by the lesser of (i) 2,800,000 shares, (ii) 5.0% of the outstanding shares of common stock on the last day immediately preceding such date or (iii) an amount determined by the Board.
OWNERSHIP OF CALLIDUS SOFTWARE INC. SHARES
      The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 31, 2005 by the following:

•	each person known by us to own beneficially more than 5% of our common stock;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.
      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which in the case of the following table is March 31, 2005. Shares issuable pursuant to stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based on 26,102,623 shares of common stock outstanding as of March 31, 2005. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially
	Owned

Name	Number	Percent

Crosspoint Venture Partners(1)	6,766,701	25.92%
2925 Woodside Road
Woodside, CA 94062
Onset Ventures(2)	2,221,724	8.50
2400 Sand Hill Road, Suite 150
Menlo Park, CA 94025
Amvescap PLC(3)	2,843,229	10.89
111 Devonshire Square
London EC2M 4YR
England
Crescendo Ventures(4)	1,878,459	7.19
480 Cowper Street, Suite 300
Palo Alto, CA 94301
The Goldman Sachs Group, Inc. and affiliates(5)	1,337,640	5.12
85 Broad Street
New York, New York 10014
Cannell Capital LLC(6)	1,311,733	5.03
150 California Street
Fifth Floor
San Francisco, CA 94111
William B. Binch(7)	0	*
Michael A. Braun(8)	85,393	*
John R. Eickhoff(9)	23,000	*
George B. James(10)	87,374	*
Terry L. Opdendyk(11)	2,221,724	8.50
R. David Spreng(12)	1,878,459	7.19
David B. Pratt(13)	240,000	*
Reed D. Taussig(14)	10,800	*
Christopher W. Cabrera	0	*
Ronald J. Fior(15)	175,461	*
Richard D. Furino(16)	69,583	*
Robert W. Warfield (17)	462,613	1.75
All directors and executive officers as a group (15 persons)(18)	5,340,716	19.58

*	Less than 1%.

(1)	Based on Schedule 13G filed with the Securities and Exchange Commission on March 2, 2005 and a stockholder’s questionnaire submitted by Crosspoint Venture Partners. The affiliates of Crosspoint Venture Partners are Crosspoint Venture Partners 1997, L.P., Crosspoint Venture Partners LS 1999, Crosspoint Venture Partners LS 2000, Crosspoint Venture Partners 2000 Q, L.P. and Crosspoint Venture Partners 2000, L.P. The general partner of Crosspoint Venture Partners 1997 L.P. is Crosspoint Associates 1997, L.L.C., a Delaware limited liability company. The general partners of Crosspoint Associates 1997 are John B. Mumford, Rich Shapero, Seth Neiman, Robert A. Hoff and Donald B. Milder. John B. Mumford has sole voting power over the partnership’s Callidus holdings. The general partner of Crosspoint Venture Partners LS 1999 is Crosspoint Associates 1999, L.L.C., a Delaware limited liability company. The general partners of Crosspoint Associates 1999 are John B. Mumford, Rich Shapero, Seth Neiman, Robert A. Hoff and Donald B. Milder. John B. Mumford has sole voting power over the partnership’s Callidus holdings. The general partner of Crosspoint Venture Partners LS 2000 is Crosspoint Associates 2000, L.L.C., a Delaware limited liability company. The general partners of Crosspoint Associates 2000 are John B. Mumford, Rich Shapero, Seth Neiman, James Dorrian and Robert A. Hoff. John B. Mumford has sole voting power over the partnership’s Callidus holdings. The general partner of Crosspoint Venture Partners 2000 Q, L.P., a Delaware limited partnership is Crosspoint Associates 2000, L.L.C. The general partner of Crosspoint Venture Partners 2000 L.P., a Delaware limited partnership is Crosspoint Associates 2000, L.L.C.

(2)	Based on Schedule 13G filed with the Securities and Exchange Commission on February 3, 2005 and a stockholder’s questionnaire submitted by ONSET Ventures. Includes 34,333 shares of common stock that may be acquired upon exercise of common stock options exercisable within 60 days after March 31, 2005. The affiliates of ONSET Ventures are ONSET Venture Services Corporation, ONSET Enterprise Associates II, L.P., ONSET Enterprise Associates III, L.P., ONSET Standby Fund, L.P., GS PEP I ONSET Standby Fund, L.P., and GS PEP I Offshore ONSET Standby Fund, L.P. The general partner of ONSET Enterprise Associates II, L.P. is OEA II Management, L.P. The general partners of OEA II Management, L.P. are Terry L. Opdendyk and Robert F. Kuhling, Jr. The general partner of ONSET Enterprise Associates III, L.P. is OEA III Management, L.L.C. The managing directors of OEA III Management, L.L.C. are Terry L. Opdendyk and Robert F. Kuhling, Jr. ONSET Standby Fund, L.P., GS PEP I ONSET Standby Fund, L.P. and GS PEP I Offshore ONSET Standby Fund, L.P. are collectively known as the “ONSET Standby Funds”. The general partner of the ONSET Standby Funds is ONSET Standby Management, L.L.C. The managing directors of ONSET Standby Management, L.L.C. are Terry L. Opdendyk, Robert F. Kuhling, Jr., F. Leslie Bottorff, Mark G. Hilderbrand and Susan A. Mason. Terry L. Opdendyk, in his capacity as a general partner of ONSET Ventures, may be deemed to have shared voting or dispositive power over these shares. Mr. Opdendyk disclaims this beneficial ownership, except to the extent of his pecuniary interest therein.

(3)	Based on Schedule 13G filed with the Securities and Exchange Commission on February 15, 2005 by Amvescap PLC to report the ownership of shares of our common stock by its subsidiary INVESCO Private Capital, Inc. and a stockholder’s questionnaire submitted by INVESCO Private Capital, Inc. The affiliates of INVESCO Private Capital, Inc. are Chancellor V, L.P., Chancellor V-A, L.P., Citiventure 2000, L.P. and Euromedia Venture Fund (the “INVESCO Funds”). The general partner of Chancellor V, L.P. is IPC Direct Associates V, LLC. The managing member of IPC Direct Associates V, LLC is INVESCO Private Capital, Inc. The general partner of Chancellor V-A, L.P. is IPC Direct Associates V, LLC. The managing member of IPC Direct Associates V, LLC is INVESCO Private Capital, Inc. The general partner of Citiventure 2000, L.P. is IPC Direct Associates V, LLC. The managing member of IPC Direct Associates V, LLC is INVESCO Private Capital, Inc. The managing partner of Euromedia Venture Fund is IPC EuroMedia Associates, LLC. The managing member of IPC EuroMedia Associates, LLC is INVESCO Private Capital, Inc. The managing directors who make up the investment committee for each of the INVESCO Funds are Johnston Evans, Alessandro Piol, Parag Saxena, Howard Goldstein, Esfandiar Lohrasbpour and Alan Kittner.

(4)	Based on a stockholder’s questionnaire submitted by Crescendo Ventures. Includes 31,000 shares of common stock that may be acquired upon exercise of common stock options exercisable within 60 days after March 31, 2005. The affiliates of Crescendo Ventures are Crescendo World Fund, LLC, Eagle Ventures WF, LLC and Wessel German American Venture Partners GbR. Crescendo World Fund is managed by its managing member (not a general partner), Crescendo Ventures — World Fund, LLC, whose managing member is R. David Spreng. Crescendo Ventures — World Fund, LLC also has non-managing members. Eagle Ventures WF, LLC, is managed by a board of governors and managers, rather than a general partner. R. David Spreng is the Chief Manager, with authority to direct the voting of Eagle Ventures WF, LLC. Wessel German American Venture Partners, GbR is managed by Crescendo Capital Management, LLC, whose managing member is R. David Spreng. It has two managing partners, Rolf Dienst and Wessel Ventures GmbH. Voting is directed by Crescendo Capital Management, LLC. R. David Spreng, in his capacity as a managing general partner of Crescendo Ventures may be deemed to have shared voting or dispositive power over these shares. Mr. Spreng disclaims this beneficial ownership, except to the extent of his pecuniary interest therein.

(5)	Based on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 and a stockholder’s questionnaire submitted by The Goldman Sachs Group, Inc. The affiliates of The

Goldman Sachs Group, Inc. (“GSG”) are Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., and Stone Street Fund 1999, L.P. Stone Street Fund 1999, L.P., Stone Street Fund 1998, L.P. and Bridge Street Fund 1998, L.P. are investment partnerships of which affiliates of GSG are the general partner, managing general partner or investment manager. The general partner of the Stone Street Fund 1999, L.P is Stone Street Fund 1999, L.L.C., and the general partner of the Stone Street Fund 1998, L.P. and Bridge Street Fund 1998, L.P. is Stone Street 1998, L.L.C. The Chairman and President of Stone Street 1999, L.L.C. and Stone Street 1998, L.L.C. is Peter M. Sacerdote. The Chief Executive Officer of GSG is Henry M. Paulson, Jr. and its President is John A. Thain. GSG disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests held therein by persons other than GSG and its affiliates. GSG and each of such investment partnerships shares voting and investment power with certain of its respective affiliates.

(6)	Based on Schedule 13G filed with the Securities and Exchange Commission on February 17, 2005. The affiliates of Cannell Capital, LLC are The Anegada Master Fund Limited, The CuttyHunk Fund Limited, Tonga Partners, L.P., GS Cannell Portfolio, LLC, and Pleiades Investment Partners, L.P. Cannell Capital LLC is managed by its managing member, J. Carlo Cannell.

(7)	Mr. Binch was appointed to our Board of Directors in March 2005 and received an option grant in connection with his appointment. Mr. Binch began serving as a director in April 2005. No shares subject to this option will become exercisable within 60 days after March 31, 2005.

(8)	Includes 81,643 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2005.

(9)	Includes 23,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2005.

(10)	Includes 72,374 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2005.

(11)	Includes 34,333 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2004. Also represents 2,127,031 shares of common stock beneficially owned by affiliates of ONSET Ventures.

(12)	Includes 31,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2005. Also represents 1,847,459 shares of common stock beneficially owned by affiliates of Crescendo Ventures, of which Mr. Spreng may be deemed, in his capacity as a managing general partner of Crescendo Ventures, to have shared voting or dispositive power. Mr. Spreng disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(13)	Includes 220,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2005.

(14)	Includes 3,600 shares of common stock beneficially owned by Kathryn E. Taussig, 3,600 shares of common stock beneficially owned by Madeline G. Taussig, and 3,600 shares of common stock beneficially owned by Olivia J. Taussig, as to all of which Mr. Taussig may be deemed in his capacity as their father to have shared voting or dispositive power.

(15)	Includes 157,770 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2005.

(16)	Includes 69,583 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2005.

(17)	Includes 402,613 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2005.

(18)	See footnotes (7)-(17) above.

Related Party Transactions
      During the 2004 fiscal year, Brian E. Cabrera, brother of Christopher W. Cabrera, was employed by Callidus as its Vice President, Corporate Development and General Counsel. Brian E. Cabrera was paid an aggregate base salary of $185,000 and received a bonus of $36,875 for services rendered to us in fiscal 2004, in addition to equity compensation.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act of 1934, as amended, requires our officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership on Forms 3, 4 and 5 with respect to our securities. Such officers, directors and 10% stockholders are also required by Securities and Exchange Commission rules to furnish us with copies of all Section 16(a) reports they file. Based solely upon our review of copies of reports provided to us and written representations from our executive officers and directors with respect to our 2004 fiscal year, we believe that all reports required by Section 16(a) during fiscal 2004 were timely filed, with the following exceptions: One report on Form 4 was late reporting a stock option grant for each of Mr. Pratt and Mr. Christopher W. Cabrera. Such forms have since been filed. One Form 4 was not filed for Mr. Welch to report the grant of an employee stock option in February 2004 in a transaction exempt from Section 16(b) pursuant to Rule 16b-3. The stock option expired unexercised after Mr. Welch’s departure from the company.
COMMITTEE REPORTS
Audit Committee Report
      The Audit Committee of the Board of Directors (for the purposes of this report, the “Committee”) is composed of three independent outside directors. The Committee has prepared the following report on its activities with respect to Callidus’ audited financial statements for the fiscal year ended December 31, 2004 (the “audited financial statements”).

•	The Committee has reviewed and discussed the audited financial statements with Callidus’ management and KPMG LLP (“KPMG”), Callidus’ independent auditors;

•	The Committee has also discussed with KPMG the matters required to be discussed by Statements on Auditing Standards No. 61, as modified or supplemented;

•	The Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with KPMG its independence from Callidus. The Committee also considered whether the provision of non-audit services by the independent auditors was compatible with maintaining the accountants’ independence and has discussed with them their independence; and

•	Based on the review and discussions referred to above and relying thereon, the Committee has recommended to the Board of Directors that the audited financial statements be included in Callidus’ annual report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

George B. James, Chair
R. David Spreng
John R. Eickhoff

Compensation Committee Report
      The Compensation Committee of the Board of Directors of Callidus is responsible for a broad range of compensation-related activities, including approving fixed and variable cash compensation for our executive officers, administering employee equity plans, and overseeing Callidus’ other compensation programs. The Board adopted an amended and restated written charter for the Compensation Committee in August 2003, which is reviewed annually.

Executive Compensation Policies
      In determining executive compensation, we seek to offer a combination of fixed and variable cash and equity compensation in order to maintain competitiveness, attract and retain quality employees, and encourage performance that contributes to the long-term success of Callidus. In seeking to accomplish this goal, we set total target compensation (including base salary and target bonus) at a rate that is competitive with market practice, but we link actual receipt of a substantial portion of the target cash compensation with achievement of business and individual performance objectives.
      Near the beginning of the fiscal year, we review officer compensation levels for the upcoming fiscal year, as well as actual bonus payments and equity awards for the completed fiscal year. We review all components of our executives’ compensation.
      In determining compensation for a specific officer, we consider many factors, including the scope of the officer’s particular job, his or her performance in the job, the expected value of the officer’s future impact or contribution to Callidus’ success and growth, our recent financial performance, and market competitiveness. We also review comparative software and broad high-technology industry pay data for executives in companies of similar size and complexity that we consider our peer group for compensation purposes.
      The Compensation Committee has retained an independent compensation consultant to assist it in meeting its responsibilities and establishing appropriate incentive compensation packages for its executive officers.

Compensation Elements
      We generally include the following elements in our executives’ compensation: base salary, cash performance bonus and long-term incentives (which are currently stock options).
      Base Salary. We establish a base salary for each officer using such factors as competitiveness with peer companies, individual experience and performance. During 2004, we determined that a small increase in base salary was appropriate for certain executive officers in order to maintain market competitiveness and to recognize these officers’ outstanding performance during 2003.
      Cash Performance-Based Incentives. The purposes of our cash bonus plan is to reward exceptional performance and give individuals the opportunity to receive total cash compensation (base salary plus incentive bonus) that is competitive with peer companies. Target incentive award opportunities are established at the beginning of the fiscal year and may represent a significant portion of each individual’s potential cash compensation.
      For 2004, we established quarterly incentive targets for each officer that generally were based on our operating income targets. There were no payouts under the bonus plan for the first half of 2004. Based on Callidus’ actual performance during the year, we revised the incentive targets for the second half of 2004 to offer a better incentive and based the revised goals on revenue growth. Generally the performance goals were based on corporate performance as a whole, except that the bonus targets for Mr. Christopher W. Cabrera and Mr. Furino were based on their respective areas of responsibility. Mr. Furino earned a total of $61,997 under the bonus plan for 2004 as a result of meeting certain revenue targets for the third and fourth quarters. The other executive officers did not receive bonuses for 2004 under the bonus plan because the performance goals were not met. However, we reviewed these individuals’ performance throughout the year and, as a result, determined that it was appropriate to grant discretionary cash bonuses to these individuals (not including our

Chief Executive Officer, whose compensation is described below). The amount of these discretionary bonuses totaled $107,195 in the aggregate for Messrs. Christopher W. Cabrera, Warfield, Fior and Rankin. The actual bonus payments were significantly lower than the aggregate target bonus opportunities of $770,000 under the plan for Messrs. Christopher W. Cabrera, Warfield, Fior, Rankin and Furino.
      Long-Term Equity Compensation. The Compensation Committee believes that long-term equity incentives are an effective vehicle to encourage ownership in Callidus and to align the interests of our officers with those of our stockholders. Our practice is to take peer group practice into account in making option grants based on our retention and individual employee performance objectives. For example, in February 2004, we granted stock options to certain of our executive officers in recognition of their performance during 2003 and to further our retention objectives.
      In addition, in an effort to create meaningful retention tools for key executives in the face of a decrease in our stock price, we granted stock options in August 2004 to certain of our executive officers which differed from our typical grant practice in that no vesting would occur for three years unless our stock price increased. The amount of accelerated vesting that could occur was dependent on the level of increase in our stock price. We believe special long-term incentive tools such as these stock options offer an opportunity to even more closely align interests of our executives with those of stockholders while also serving as a long-term incentive and retentive tool.

Chief Executive Officer Compensation
      Reed D. Taussig. The Compensation Committee reviewed the performance and pay package of Mr. Taussig, our former Chief Executive Officer, at the beginning of 2004 and determined Mr. Taussig’s base salary, bonus and long term incentives for 2004. Mr. Taussig’s annual base pay for 2004 remained at $250,000. He did not receive a performance bonus for 2004 because his performance goals were not met, although he did receive a portion of his target bonus as part of his separation package in June 2004. The Compensation Committee reviewed the separation package for Mr. Taussig, which is described under “Employment Contracts, Change of Control Arrangements and Severance Agreements.”
      David B. Pratt. In June 2004, we hired Mr. Pratt as our Interim Chief Executive Officer to replace Mr. Taussig. We initially hired Mr. Pratt for a six-month engagement, which in November 2004 was extended through June 2005. During his term, we have paid Mr. Pratt a monthly salary of $40,000. Mr. Pratt was also granted an initial option to purchase 120,000 shares of common stock, subject to monthly vesting over six months. Upon the extension of his service period in November 2004, he was granted an additional option to purchase 120,000 shares of common stock, subject to monthly vesting over six months. In determining Mr. Pratt’s package, in particular the focus on fixed pay versus performance pay and the terms of the stock options, the Compensation Committee considered such factors as our need to quickly retain a quality chief executive for an interim period, peer group practice, the target compensation available to our former Chief Executive Officer, the desire to retain Mr. Pratt on an at-will basis, and the difficulty in assigning performance goals given the timing of his hiring. In particular, the Compensation Committee believed that the stock options were appropriate to provide Mr. Pratt with proper incentives for 2004 and 2005 while aligning his long-term objectives with those of our stockholders, particularly given his expected continuance on the Board after the end of his service as our Interim Chief Executive Officer. Because of the interim nature of his appointment, Mr. Pratt has not participated in our cash bonus plan.

Policy on Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code limits the tax deductibility by us of compensation in excess of $1 million paid to our chief executive officer or any of our four other most highly compensated executive officers, unless the compensation is “performance-based” as defined by the Internal Revenue Code. We generally intend to maximize the deductibility of executive compensation so long as the deductibility is compatible with the objectives of our compensation policies, including retention of high-performing individuals and maintaining competitive compensation. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m).

      The foregoing report has been furnished by the Compensation Committee of the Board of Directors of Callidus Software Inc.

THE COMPENSATION COMMITTEE

Michael A. Braun, Chair
R. David Spreng

COMPANY PERFORMANCE
COMPARISON OF 13 MONTH CUMULATIVE TOTAL RETURN
AMONG CALLIDUS SOFTWARE INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE S&P 500 INDEX AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

	11/20/2003	12/31/2003	12/31/2004

Callidus Software Inc.	$100.00	$101.84	$33.91
NASDAQ National Market Composite Index	$100.00	$98.89	$104.85
S&P 500 Index	$100.00	$106.17	$117.72
NASDAQ Computer & Data Processing Index	$100.00	$107.09	$120.94

(1)	The graph assumes (i) that $100 was invested in our common stock at the closing price of our common stock on November 20, 2003, (ii) that $100 was invested in each of the NASDAQ National Market Composite Index, the NASDAQ Computer & Data Processing Index and the S&P 500 Index on October 31, 2003 at the closing price of the respective index on such date and (iii) that all dividends received were reinvested. To date, no cash dividends have been declared or paid on our common stock.

(2)	Callidus has elected to change the industry index used in its stock performance graph. Future stock performance graphs will use the NASDAQ Computer & Data Processing Index as the industry index, replacing the S&P 500 Index. Callidus believes the NASDAQ Computer & Data Processing Index is more representative of peer software companies and will thus facilitate greater comparability between Callidus and its peers. As required by regulations of the Securities and Exchange Commission applicable to such changes, the stock performance graph above contains both the S&P 500 Index and the NASDAQ Computer & Data Processing Index.

ADDITIONAL INFORMATION
Other Matters
      We know of no other matters to be submitted at the annual meeting of stockholders. If any other matters properly come before the annual meeting of stockholders, it is the intention of the proxy holders to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Ronald J. Fior,
Secretary
Dated: April 28, 2005

APPENDIX A
CALLIDUS SOFTWARE INC.
a Delaware corporation
(the “Company”)
Audit Committee and Qualified Legal Compliance Committee Charter
As amended and restated on March 18, 2005
      The Audit Committee is created by the Board of Directors of the Company to oversee the accounting and financial reporting processes of the Company and the auditing the financial statements of the Company. The members of the Audit Committee shall also act as the Qualified Legal Compliance Committee (“QLCC”) which is created by the Board of Directors of the Company to review any report made directly, or otherwise made known, to the QLCC by an attorney representing the Company or its subsidiaries of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law, all in accordance with the provisions of 17 CFR Part 205, as amended from time to time.
      I. Audit Committee Functions
Purpose
      The Audit Committee is created by the Board of Directors of the Company to:

•	assist the Board in its oversight of

•	the integrity of the financial statements of the Company;

•	the qualifications, independence and performance of the Company’s independent auditors;

•	the performance of the Company’s internal audit function; and

•	compliance by the Company with legal and regulatory requirements;

•	prepare the Audit Committee report that Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.
Membership
      The Audit Committee shall consist of at least three members, all of whom must meet the independence requirements of the Securities and Exchange Commission and of Nasdaq, and all of whom must meet the experience requirements of Nasdaq. At least one member of the Audit Committee shall be an “audit committee financial expert” within the meaning of Securities and Exchange Commission rules. The Nominating and Corporate Governance Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. Audit Committee members shall be appointed by the Board and may be removed by the Board at any time. The Nominating and Corporate Governance Committee shall recommend to the Board, and the Board shall designate, the Chairman of the Audit Committee.
Authority and Responsibilities
      In addition to any other responsibilities which may be assigned from time to time by the Board, the Audit Committee is responsible for the following matters.

Independent Auditors

•	The Audit Committee has the sole authority to appoint, compensate, retain, oversee and terminate the work of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (subject, if applicable, to shareholder ratification), including sole authority to approve all audit engagement fees and terms and permissible non-audit services to be provided by the accountants. Each such accounting firm must report directly to the Audit Committee.

•	The Audit Committee shall pre-approve the audit services and non-audit services before the accountant is engaged to render such services to be provided by the Company’s independent auditors. The Audit Committee may consult with management in the decision making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

•	The Audit Committee shall review and approve the scope and staffing of the independent auditors’ annual audit plan(s).

•	The Audit Committee shall evaluate the independent auditors’ qualifications, performance and independence, and shall present its conclusions with respect to the independent auditors to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall:

•	obtain and review a report or reports from the Company’s independent auditors:

•	describing the independent auditors’ internal quality-control procedures;

•	describing any material issues raised by (i) the most recent internal quality-control review or peer review of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

•	describing all relationships between the independent auditors and the Company; consistent with Independence Standards Board Standard No. 1; and

•	assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

•	review and evaluate the senior members of the independent auditor team(s), particularly the partners on the audit engagement teams;

•	consider whether the audit engagement team partners should be rotated more frequently than is required by law, so as to assure continuing auditor independence;

•	consider whether the independent auditors should be rotated, so as to assure continuing auditor independence; and

•	obtain the opinion of management and the internal auditors of the independent auditors’ performance.

•	The Audit Committee shall establish policies for the Company’s hiring of current or former employees of the independent auditors.

Internal Auditors

•	At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the independent auditors.

•	At least annually, the Audit Committee shall evaluate the performance of the senior officer or officers responsible for the internal audit function of the Company, and make recommendations to the Board and management regarding the responsibilities, retention or termination of such officer or officers.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

•	The Audit Committee shall review with management, the internal auditors and the independent auditors, in separate meetings if the Audit Committee deems it appropriate:

•	the annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-K;

•	the quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-Q;

•	any analyses or other written communications prepared by management, the internal auditors and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the critical accounting policies and practices of the Company;

•	related-party transactions and off-balance sheet transactions and structures;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;

•	the Company’s practices with respect to the use of non-GAAP financial information in its public disclosures; and

•	regulatory and accounting initiatives or actions applicable to the Company (including any SEC investigations or proceedings).

•	The Audit Committee shall review, in conjunction with management, the Company’s policies generally with respect to the Company’s earnings press releases and with respect to financial information and earnings guidance, provided to analysts and rating agencies, including in each case the type and presentation of information to be disclosed and paying particular attention to the use of non-GAAP financial information.

•	The Chairman of the Audit Committee shall review any of the Company’s financial information and earnings guidance provided to analysts and ratings agencies, and may review any of the Company’s other financial disclosure, such as earnings press releases, as the Chairman deems appropriate.

•	The Audit Committee shall, in conjunction with the CEO and CFO of the Company, review the Company’s internal controls over financial reporting and disclosure controls and procedures. The review of internal control over financial reporting shall include whether there are any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to affect the Company’s ability to record, process, summarize and report financial information and any fraud involving management or other employees with a significant role in internal control over financial reporting.

•	The Audit Committee shall review and discuss with the independent auditors any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the auditors pursuant to Statement on Auditing Standards No. 61, as amended, such as:

•	any restrictions on the scope of the independent auditors’ activities or access to requested information;

•	any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise);

•	any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement;

•	any management or internal control letter issued, or proposed to be issued, by the auditors; and

•	any significant disagreements between the Company’s management and the independent auditors.

•	The Audit Committee shall have sole authority over the resolution of any disagreements between management and the independent auditor regarding the Company’s financial reporting.

•	The Audit Committee shall review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

•	The Audit Committee shall review all related party transactions and determine whether such transactions are appropriate for the Company to undertake. If so, the Committee is authorized to approve such transactions.

•	The Audit Committee shall establish procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

•	The Audit Committee shall prepare the Audit Committee report that Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Reporting to the Board

•	The Audit Committee shall report to the Board periodically. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors, the performance of the internal audit function, any funding requirements for the outside auditors, Audit Committee and any advisors retained by the Audit Committee to assist it in its responsibilities and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board.

•	At least annually, the Audit Committee shall evaluate its own performance and report to the Board on such evaluation.

•	The Audit Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Nominating and Corporate Governance Committee.
Authority
      The Audit Committee is authorized (without seeking Board approval) to retain special legal, accounting or other advisors and may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to meet with any members of, or advisors to, the Audit Committee.
      The Audit Committee shall have available appropriate funding from the Company as determined by the Audit Committee for payment of:

•	Compensation to any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	Compensation to any advisers employed by the Audit Committee; and

•	Ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
      The Audit Committee may delegate its authority to subcommittees or the Chairman of the Audit Committee when it deems appropriate and in the best interests of the Company.
Procedures
      The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. The Chairman of the Audit Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter.
      The Audit Committee shall meet separately, periodically, with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditors.
      The Audit Committee may delegate its authority to subcommittees or the Chairman of the Audit Committee when it deems appropriate and in the best interests of the Company.
Limitations Inherent in the Audit Committee’s Role
      It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP and applicable rules and regulations. This is the responsibility of management and the independent auditors. Furthermore, while the Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

II.	Qualified Legal Compliance Committee Functions
Purpose
      The Qualified Legal Compliance Committee (“QLCC”) is created by the Board of Directors of the Company to review any report made directly, or otherwise made known, to the QLCC by an attorney representing the Company or its subsidiaries of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law (a “material violation”), all in accordance with the provisions of 17 CFR Part 205, as amended from time to time (“Part 205”). Any terms not defined herein shall have the definitions given them, if any, in Part 205.
Membership
      The QLCC shall consist of all of the members of the Audit Committee of the Company. The members of the Audit Committee shall be appointed and removed as described under “Membership” with respect to the Audit Committee. The Chairman of the Audit Committee shall be the Chairman of the QLCC.
Authority and Responsibilities
      In addition to any other responsibilities which may be assigned from time to time by the Board, the QLCC has the authority and responsibility for the following matters.

•	The QLCC shall adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Part 205 (a “report”).

•	Upon receipt of a report, the QLCC shall:

•	inform the Company’s general counsel (“CLO”) and chief executive officer (“CEO”) of such report unless such notification would be futile; and

•	determine whether an investigation is necessary regarding any report of evidence of a material violation by the Company, its officers, directors, employees or agents.

•	If the QLCC determines an investigation is necessary or appropriate, the QLCC shall:

•	notify the audit committee or the full board of directors; and

•	initiate an investigation, which may be conducted either by the CLO or by outside attorneys; and

•	retain such expert personnel as the committee deems necessary.

•	At the conclusion of any such investigation, the QLCC shall:

•	recommend that the Company implement an appropriate response to the evidence of a material violation, which appropriate response may include:

•	a finding that no material violation has occurred, is ongoing or is about to occur;

•	the adoption of appropriate remedial measures, including appropriate steps or sanctions to stop any material violations that are ongoing, to prevent any material violation that has yet to occur, and to remedy or otherwise appropriately address any material violation that has already occurred and to minimize the likelihood of its recurrence; or

•	the retention or direction of an attorney to review the reported evidence of a material violation and either (i) the Company has substantially implemented any remedial recommendations made by such attorney after a reasonable investigation and evaluation of the reported evidence or (ii) the attorney advises the Company that such attorney may, consistent with his or her professional obligations, assert a colorable defense on behalf of the Company or its officers, directors, employees or agents, in any investigation or judicial or administrative proceeding relating to the reported evidence of a material violation; and

•	inform the CLO, the CEO and the Board of the results of any such investigation initiated by the QLCC and the appropriate remedial measures to be adopted.

•	The QLCC may take all other appropriate action, including the authority to notify the Securities and Exchange Commission, if the Company fails in any material respect to implement an appropriate response that the QLCC has recommended for adoption by the Company.

•	The QLCC shall report to the Board periodically, but no less frequently than once a year, which report will include a review of the report(s) received, the investigations conducted, conclusions reached and responses recommended by the QLCC and any other matters that the QLCC deems appropriate or is requested to be included by the Board.

•	At least annually, the QLCC shall evaluate its own performance and report to the Board on such evaluation.

•	At least annually, the QLCC shall review and assess the adequacy of this charter and recommend any proposed changes to the Nominating and Corporate Governance Committee.
Procedures
      The QLCC may act only by majority vote.
      The QLCC shall meet at least annually and as often as it determines is appropriate to carry out its responsibilities under this charter. The Chairman of the QLCC, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter.
      The QLCC is authorized (without seeking Board approval) to retain outside attorneys and other expert personnel to assist the QLCC as it deems necessary. The QLCC is authorized to obtain appropriate funding, as determined by the QLCC, for payment of compensation to such attorneys and other expert personnel and for ordinary administrative expenses of the QLCC that are necessary or appropriate for carrying out its duties.
      The QLCC is authorized (without seeking Board approval) to access all books, records, facilities, personnel, agents and advisors of the Company as it deems necessary or appropriate to discharge its responsibilities under this charter.

ANNUAL MEETING OF STOCKHOLDERS OF

CALLIDUS SOFTWARE INC.

June 7, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	To elect two Directors to serve until the 2008 annual meeting of stockholders:

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

NOMINEES
¡  William B. Binch
¡  Terry L. Opdendyk

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005.	☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned. If your card is signed and returned without instructions, your shares will be voted in favor of all director nominees and in favor of proposal 2. If you do not mail a proxy card or attend the annual meeting and vote by ballot, your shares will not be voted.

In the event that any other matter may properly come before the annual meeting, or any adjournment or postponement thereof, each proxy is authorized to vote on such matter in his discretion. You hereby revoke all previous proxies given to vote at the annual meeting or any adjournment or postponement thereof. By signing and returning this proxy card, you also hereby acknowledge the receipt of the notice of annual meeting of stockholders, proxy statement and 2004 annual report of Callidus Software Inc.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CALLIDUS SOFTWARE INC.

Notice of Annual Meeting of Stockholders
To be held June 7, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     You are cordially invited to attend the 2005 annual meeting of stockholders of Callidus Software Inc., a Delaware corporation, which will be held on June 7, 2005 at 10:00 a.m., local time, at the offices of Callidus Software Inc., 160 West Santa Clara Street, Suite 1300, San Jose, California, 95113. Whether or not you plan to attend the annual meeting, we ask that you sign and return the enclosed proxy card as promptly as possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

     By signing and returning this proxy card, you are hereby appointing Ronald J. Fior and Brian E. Cabrera, and each of them acting individually, as proxies, with the powers you would possess if personally present, and with full power of substitution, to vote all of your shares in Callidus Software Inc. at the annual meeting and at any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including the matters described in the proxy statement.

(Continued and to be signed on the reverse side)